GAMING AND LEISURE PROPERTIES REPORTS RECORD THIRD QUARTER 2025 RESULTS AND UPDATES 2025 FULL YEAR GUIDANCE

WYOMISSING, PA — October 30, 2025 — Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (“GLPI” or the “Company”) today announced financial results for the quarter ended September 30, 2025. GLPI has posted a supplemental earnings presentation, which highlights the events of the quarter, recent developments, and future considerations, that can be accessed at www.glpropinc.com.

Financial Highlights

	Three Months Ended September 30,
(in millions, except per share data)	2025	2024
Total Revenue	$397.6	$385.3
Income from Operations	$337.2	$271.4
Net Income	$248.5	$190.1
FFO (1) (4)	$315.5	$250.6
AFFO (2) (4)	$282.0	$268.2
Adjusted EBITDA (3) (4)	$366.4	$346.4
Net income, per diluted common share	$0.85	$0.67
FFO, per diluted common share and OP/LTIP units (4)	$1.08	$0.89
AFFO, per diluted common share and OP/LTIP units (4)	$0.97	$0.95
Annualized dividend per share	$3.12	$3.04
Dividend yield based on period end stock price	6.69%	5.91%

(1)  Funds from Operations ("FFO") is net income, excluding (gains) or losses from dispositions of property, net of tax and real estate depreciation as defined by NAREIT.

(2) Adjusted Funds From Operations ("AFFO") is FFO, excluding, as applicable to the particular period, stock based compensation expense; the amortization of debt issuance costs, bond premiums and original issuance discounts; other depreciation; amortization of land rights; accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; straight-line rent and deferred rent adjustments; losses on debt extinguishment; severance charges; capitalized interest; and provision (benefit) for credit losses, net, reduced by capital maintenance expenditures.

(3)  Adjusted EBITDA is net income, excluding, as applicable to the particular period, interest, net; income tax expense; real estate depreciation; other depreciation; (gains) or losses from dispositions of property, net of tax; stock based compensation expense, straight-line rent and deferred rent adjustments, amortization of land rights, accretion on investment in leases, financing receivables; non-cash adjustments to financing lease liabilities; losses on debt extinguishment; severance charges; and provision (benefit) for credit losses, net.

(4)  Metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests.

Peter Carlino, Chairman and Chief Executive Officer of GLPI, commented, "Our record third quarter revenue, AFFO, and Adjusted EBITDA reflect GLPI’s diversified base of existing tenants and leases as well as recent acquisitions, financing arrangements, and contractual escalators. The record results again highlight GLPI’s unique ability to structure complex transactions and create funding solutions for tenants, while prudently managing our balance sheet and capital structure to support further growth. Importantly, our lease coverages remain strong, with each of our five major tenants, which account for approximately 97% of our cash rent, exhibiting rent coverage of over 1.8x on a per tenant basis, as long term tenant stability remains a bedrock of our principles and underwriting approach. On an operating basis, third quarter total revenue rose 3.2% year over year to $397.6 million, cash revenue expanded 5.8% to $375.7 million, AFFO grew 5.1% to $282.0 million, and Adjusted EBITDA increased 5.8%.

“Our deep knowledge of the gaming sector continues to drive the expansion and diversification of GLPI’s tenant roster, geographic footprint, and rental streams. At the same time, GLPI's active support of our tenants through innovative transaction structures has proven to be mutually beneficial and our ongoing dialogue with operators continues to support a deep pipeline of transaction opportunities, as we benefit from our role as the REIT of choice in the gaming sector.

“In August, our long-term relationship with PENN Entertainment resulted in $130 million of funding for the relocation of Hollywood Casino Joliet, for which GLPI earns a 7.75% cap rate. The Joliet funding is the first of the original four funding agreements with PENN, each of which are expected to be completed by mid-2026. PENN’s new M Resort hotel tower, scheduled to open December 1, will be the second completed development of PENN’s project pipeline. For the M Resort development, PENN anticipates accessing $150 million in funding from GLPI in the fourth quarter of 2025 at a 7.79% capitalization rate. In addition, GLPI will also provide up to $225 million, at a 7.75% cap rate, for PENN’s Aurora, Illinois re-location project, and has committed to funding the new hotel in Columbus, Ohio if requested by PENN. Both of these projects are expected to open in the first half of 2026. Lastly, in April, PENN announced its intention to relocate its Ameristar Casino Hotel Council Bluffs riverboat casino, for which GLPI has committed up to $150 million or the hard costs associated with the relocation project, whichever is greater, at a 7.10% cap rate, which can be structured, at the discretion of PENN, as rent, or as a 5-year term loan.

“GLPI remains active in identifying additional opportunities in tribal gaming, where tribes can benefit from our unique funding structures, similar to the value our leading regional gaming operator tenants derive from our relationships. Our 2024 funding agreement for the Ione Band of Miwok Indians' Acorn Ridge Casino development near Sacramento, California, marked a first-of-its-kind financing agreement between a federally recognized tribe and a real estate investment trust. During the third quarter, GLPI announced a $225 million commitment to serve as the lead real estate financing partner for Caesars Republic Sonoma County, a new, integrated resort situated in the heart of Sonoma wine country. Caesars Entertainment, Inc. and the Dry Creek Rancheria Band of Pomo Indians broke ground on the 4+ star resort in August. When completed, the resort will feature a premier gaming experience, with 1,000 slot machines and 28 table games, a 100-room hotel, four restaurants, three bars, a luxury spa, pool, and fitness center. GLPI is initially serving as a lender to the project, with a term loan B commitment of $45 million, with a variable yield (SOFR +900 bps), and a delayed draw term loan of $180 million, priced at a fixed rate of 12.50%. We are delighted to establish this new relationship with Dry Creek Rancheria.

    “Subsequent to quarter end, GLPI acquired the real estate assets of Sunland Park Racetrack & Casino, in Sunland Park, New Mexico, in a transaction that is immediately accretive to AFFO per share. The transaction expands GLPI’s relationship with Strategic Gaming Management, LLC, an acquisitive operator of domestic, regional casino assets, and adds a fourth asset to Strategic Gaming’s existing triple-net master lease agreements with GLPI. GLPI acquired the real estate assets of Sunland Park for $183.75 million, at an initial cap rate of 8.2%. With the inclusion of Sunland Park into the Strategic Gaming leases, annual rent will escalate at 2.0% per annum.

“Construction of Bally’s permanent gaming and entertainment destination resort in downtown Chicago has reached several significant milestones. The project will bring an iconic, world-class entertainment destination to the nation’s third-largest metropolitan area. GLPI’s $1.19 billion investment, inclusive of the $250 million acquisition of the site in 2024, again demonstrates our commitment to supporting our tenants’ growth through innovative projects that deliver long-term shareholder value.

“In addition, earlier this week, GLPI furthered its partnership with The Cordish Companies through an agreement with a joint venture of affiliates of The Cordish Companies and Bruce Smith Enterprise. GLPI will acquire land, valued at $27 million, and fund $440 million of hard costs associated with the development of Live! Casino & Hotel Virginia. The cap rate, of the land and hard cost funding transactions, is 8.0% and is accretive to our operating results. The transaction also includes a 1.75% rent escalator, which will commence after the first anniversary of the permanent casino opening, which is anticipated in late 2027. Through the construction of this large-scale development, GLPI will be compensated for the funding on an as drawn basis.

“Finally, reflecting on our disciplined approach to our capital structure, cost of capital, and leverage, during the quarter GLPI executed forward sale agreements and issued senior unsecured notes, further fortifying our balance sheet with capital for continued growth. With our pipeline of announced growth opportunities, disciplined approach to portfolio expansion, proven long-term resiliency of our tenants’ revenue streams, and healthy rent coverage ratios, we expect to continue to deliver strong capital returns and yields for our shareholders. Reflecting these factors, our third quarter 2025 dividend per share was $0.78, compared to $0.76 per share in the year-ago period.”

Recent Developments

•Effective October 2025, the Company’s option, subject to receipt by Bally’s of required consents, and call right, subject only to regulatory approval, to acquire the real property assets of Bally’s Twin River Lincoln Casino Resort ("Bally's Lincoln") for a purchase price of $735 million and additional rent of $58.8 million were amended to extend the applicable dates by two years, to December 31, 2028 and October 1, 2028, respectively.

•On October 27, 2025, the Company announced that it intends to acquire the real estate of the future site for Live! Virginia Casino & Hotel, a Cordish Company / Bruce Smith Enterprise casino and hotel development in Petersburg, Virginia. In addition, GLPI has committed to fund the hard costs associated with the development of the project. The cap rate on both the land acquisition of $27 million and the hard cost development funding of $440 million will be at 8.0%.

•In October 2025, the Company funded $125.4 million at an 8.5% cap rate for Bally's Corporation (NYSE: BALY) ("Bally's") gaming and entertainment destination resort in downtown Chicago. Additionally, a corporate guarantee was added to the Chicago Lease.

•On October 15, 2025, the Company closed on the acquisition of the real estate assets of Sunland Park Racetrack and Casino in Sunland Park, New Mexico for $183.75 million with Strategic Gaming Management, LLC ("Strategic"). The property was added to the Strategic Gaming leases and annual rent was increased by $15 million.

•During the third quarter of 2025, the Company sold 7.59 million shares under forward sale agreements to raise gross proceeds of $363.3 million, subject to certain contractual adjustments. No amounts have been or will be recorded on the Company's balance sheet with respect to these forward sale agreements until settlement (which contractually mature in the third quarter of 2026 but may be settled prior to this time period at the Company's election).

•On September 2, 2025, the Company announced, subject to all necessary permits and approvals, a $225 million commitment to serve as the lead real estate financing partner for a new, integrated resort, Caesars Republic Sonoma County, that will be developed on the site of the current River Rock Casino. Pursuant to its agreements with the Dry Creek Rancheria Band of Pomo Indians ("Dry Creek"), GLPI will initially provide project financing consisting of (i) a $180 million delayed draw term loan bearing interest at a fixed rate of 12.50%, and (ii) a $45 million term loan B, issued at an original issue discount of 3%, bearing interest at SOFR plus 900 basis points, with a SOFR floor of 1%. Upon or prior to the maturity of the six-year term loans, Dry Creek will lease the property to an affiliate of GLPI for a 45-year term for no less than $112.5 million, and GLPI will sublease the property back to an affiliate of Dry Creek. Annual rent on the sublease will be based on a 9.75% capitalization rate.

•In August 2025, the Company issued $600 million aggregate principal amount of 5.25% senior unsecured notes due February 15, 2033, at a price of 99.642% of the principal amount, and $700 million aggregate principal amount of 5.75% senior unsecured notes due November 1, 2037, at a price of 99.187% of the principal amount (the "November 2037 Notes"). In connection with the issuances, the Company terminated certain forward starting interest rate swap agreements and will recognize a benefit of approximately $1 million, amortized over ten years as a reduction of interest expense, with respect to the November 2037 Notes. The Company used the net proceeds from the offering to redeem in full its outstanding $975 million aggregate principal amount of 5.375% Senior Notes due April 2026.

•On August 1, 2025, the Company funded $130 million at a 7.75% cap rate for the relocation of Hollywood Casino Joliet operated by PENN Entertainment, Inc. (NASDAQ: PENN) ("PENN").

•Effective July 1, 2025, the DraftKings at Casino Queen and The Queen Baton Rouge properties were transferred to Bally's Master Lease II and the associated annual rental income of $28.9 million was reallocated from the Casino Queen Master Lease to Bally's Master Lease II.

Dividends
On August 28, 2025, the Company's Board of Directors declared a third quarter dividend of $0.78 per share on the Company's common stock that was paid on September 26, 2025 to shareholders of record on September 12, 2025.

2025 Guidance

Reflecting the current operating and competitive environment, the Company is updating its AFFO guidance for the full year 2025 based on the following assumptions and other factors:

•The guidance does not include the impact on operating results from any possible future acquisitions or dispositions, future capital markets activity, or other future non-recurring transactions other than the $150 million funding related to the construction for the M Resort hotel tower project and approximately $280 million related to current development projects to be funded during the fourth quarter of 2025.
•The guidance assumes there will be no material changes in applicable legislation, regulatory environment, world events, including weather, recent consumer trends, economic conditions, oil prices, competitive landscape or other circumstances beyond our control that may adversely affect the Company's results of operations.

The Company estimates AFFO for the year ending December 31, 2025 will be between $1.115 billion and $1.118 billion, or between $3.86 and $3.88 per diluted share and OP/LTIP units. GLPI's prior guidance contemplated AFFO for the year ending December 31, 2025 of between $1.112 billion and $1.118 billion, or between $3.85 and $3.87 per diluted share and OP/LTIP units.

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis, including the information above, where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income, which is the most directly comparable forward-looking GAAP financial measure. This includes, for example, provision for credit losses, net, and other non-core items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. In particular, the Company is unable to predict with reasonable certainty the amount of the change in the provision for credit losses, net, under ASU No. 2016-13 - Financial Instruments - Credit Losses ("ASC 326") in future periods. The non-cash change in the provision for credit losses under ASC 326 with respect to future periods is dependent upon future events that are entirely outside of the Company's control and may not be reliably predicted, including the performance and future outlook of our tenant's operations for our leases that are accounted for as investment in leases, financing receivables, as well as broader macroeconomic factors and future predictions of such factors. As a result, forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Portfolio Update

GLPI's primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements. As of September 30, 2025, GLPI's portfolio consisted of interests in 68 gaming and related facilities, including, the real property associated with 34 gaming and related facilities operated by PENN, the real property associated with 6 gaming and related facilities operated by Caesars Entertainment, Inc. (NASDAQ: CZR) ("Caesars"), the real property associated with 4 gaming and related facilities operated by Boyd Gaming Corporation, the real property associated with 15 gaming and related facilities operated by Bally's, 1 facility under development with Bally's in downtown Chicago, Illinois, the real property associated with 3 gaming and related facilities operated by The Cordish Companies ("Cordish"), 1 gaming and related facility operated by American Racing & Entertainment LLC ("American Racing"), 3 gaming and related facilities operated by Strategic and 1 facility managed by a subsidiary of Hard Rock International. These facilities are geographically diversified across 20 states.

Conference Call Details

The Company will hold a conference call on October 31, 2025, at 9:00 a.m. (Eastern Time) to discuss its financial results, current business trends and market conditions.

To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 1-877/407-0784
International: 1-201/689-8560

Conference Call Playback:
Domestic: 1-844/512-2921
International: 1-412/317-6671
Passcode: 13756338
The playback can be accessed through Friday, November 7, 2025.

Webcast

The conference call will be available in the Investor Relations section of the Company's website at www.glpropinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary software. A replay of the call will also be available for 90 days thereafter on the Company’s website.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Rental income	$341,755	$333,244	$1,021,534	$996,641
Income from investment in leases, financing receivables	48,066	47,503	143,756	137,782
Income from investment in leases, sales type	3,767	1,240	11,289	1,240
Interest income from real estate loans	4,022	3,354	11,142	6,268
Total income from real estate	397,610	385,341	1,187,721	1,141,931

Operating expenses
Land rights and ground lease expense	13,785	11,758	41,282	35,446
General and administrative	16,552	13,472	51,172	45,209
Gains from dispositions of property	—	(3,790)	(125)	(3,790)
Depreciation	67,473	64,771	201,720	195,393
Provision (benefit) for credit losses, net	(37,363)	27,686	55,611	47,194
Total operating expenses	60,447	113,897	349,660	319,452
Income from operations	337,163	271,444	838,061	822,479

Other income (expenses)
Interest expense	(94,059)	(95,705)	(281,265)	(269,050)
Interest income	9,720	14,876	23,656	32,173
Loss on debt extinguishment	(3,783)	—	(3,783)	—
Total other expenses	(88,122)	(80,829)	(261,392)	(236,877)

Income before income taxes	249,041	190,615	576,669	585,602
Income tax expense	560	515	1,669	1,564
Net income	$248,481	$190,100	$575,000	$584,038
Net income attributable to non-controlling interest in the Operating Partnership	(7,290)	(5,406)	$(17,186)	(16,630)
Net income attributable to common shareholders	$241,191	$184,694	$557,814	$567,408

Earnings per common share:
Basic earnings attributable to common shareholders	$0.85	$0.67	$2.00	$2.08
Diluted earnings attributable to common shareholders	$0.85	$0.67	$2.00	$2.08

Other comprehensive income
Net income	248,481	190,100	575,000	584,038
Reclassification of derivative gain to interest expense	(9)	—	(9)	—
Gain on cash flow hedges	103	—	967	—
Comprehensive income	248,575	190,100	575,958	584,038
Comprehensive income attributable to non-controlling interest in the Operating Partnership	(7,293)	(5,406)	(17,216)	(16,630)
Comprehensive income attributable to common shareholders	241,282	184,694	558,742	567,408

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Current Year Revenue Detail
(in thousands) (unaudited)

Three Months Ended September 30, 2025	Building base rent	Land base rent	Percentage rent and other rental revenue	Interest income on real estate loans	Total cash income	Straight-line rent and deferred rent adjustments (1)	Ground rent in revenue	Accretion on financing leases	Total income from real estate
Amended PENN Master Lease	$54,152	$10,758	$6,502	$—	$71,412	$4,952	$595	$—	$76,959
PENN 2023 Master Lease	61,476	—	70	—	61,546	4,852	—	—	66,398
Amended Pinnacle Master Lease	61,482	17,814	8,122	—	87,418	1,858	2,218	—	91,494
PENN Morgantown Lease	—	796	—	—	796	—	—	—	796
Caesars Master Lease	16,302	5,932	—	—	22,234	1,916	330	—	24,480
Horseshoe St. Louis Lease	5,991	—	—	—	5,991	325	—	—	6,316
Boyd Master Lease	20,879	2,946	3,047	—	26,872	(2,364)	432	—	24,940
Boyd Belterra Lease	738	473	500	—	1,711	(377)	—	—	1,334
Bally's Master Lease	26,939	—	—	—	26,939	—	2,541	—	29,480
Bally's Master Lease II	15,265	—	—	—	15,265	(67)	891	—	16,089
Maryland Live! Lease	19,412	—	—	—	19,412	—	2,129	3,395	24,936
Pennsylvania Live! Master Lease	12,942	—	—	—	12,942	—	309	2,184	15,435
Casino Queen Master Lease	2,301	—	—	—	2,301	(705)	—	—	1,596
Tropicana Las Vegas Lease	—	3,768	—	—	3,768	—	—	(1)	3,767
Rockford Lease	—	2,054	—	—	2,054	—	—	519	2,573
Rockford Loan	—	—	—	3,067	3,067	—	—	—	3,067
Tioga Downs Lease	3,694	—	—	—	3,694	—	2	576	4,272
Strategic Gaming Leases	2,299	—	—	—	2,299	—	106	318	2,723
Ione Loan	—	—	—	955	955	—	—	—	955
Bally's Chicago Lease	—	5,000	—	—	5,000	(5,000)	—	—	—
Total	$303,872	$49,541	$18,241	$4,022	$375,676	$5,390	$9,553	$6,991	$397,610

(1) Includes $0.1 million of tenant improvement allowance amortization.

GAMING AND LEISURE PROPERTIES, INC. AND SUBSIDIARIES
Current Year Revenue Detail
(in thousands) (unaudited)

Nine Months Ended September 30, 2025	Building base rent	Land base rent	Percentage rent and other rental revenue	Interest income on real estate loans	Total cash income	Straight-line rent and deferred rent adjustments (1)	Ground rent in revenue	Accretion on financing leases	Total income from real estate
Amended PENN Master Lease	$162,455	$32,276	$19,558	$—	$214,289	$14,856	$1,705	$—	$230,850
PENN 2023 Master Lease	181,070	—	(134)	—	180,936	14,327	—	—	195,263
Amended Pinnacle Master Lease	184,447	53,442	24,365	—	262,254	5,574	6,424	—	274,252
PENN Morgantown Lease	—	2,388	—	—	2,388	—	—	—	2,388
Caesars Master Lease	48,906	17,796	—	—	66,702	5,748	990	—	73,440
Horseshoe St. Louis Lease	17,974	—	—	—	17,974	974	—	—	18,948
Boyd Master Lease	62,091	8,839	9,140	—	80,070	(5,078)	1,297	—	76,289
Boyd Belterra Lease	2,195	1,420	1,500	—	5,115	(779)	—	—	4,336
Bally's Master Lease	79,924	—	—	—	79,924	—	7,745	—	87,669
Bally's Master Lease II	31,361	—	—	—	31,361	(67)	2,779	—	34,073
Maryland Live! Lease	58,236	—	—	—	58,236	—	6,415	10,020	74,671
Pennsylvania Live! Master Lease	38,676	—	—	—	38,676	—	928	6,560	46,164
Casino Queen Master Lease	18,694	—	—	—	18,694	(320)	—	—	18,374
Tropicana Las Vegas Lease	—	11,293	—	—	11,293	—	—	(4)	11,289
Rockford Lease	—	6,134	—	—	6,134	—	—	1,547	7,681
Rockford Loan	—	—	—	9,100	9,100	—	—	—	9,100
Tioga Downs Lease	11,042	—	—	—	11,042	—	5	1,708	12,755
Strategic Gaming Leases	6,898	—	—	—	6,898	—	317	922	8,137
Ione Loan	—	—	—	2,042	2,042	—	—	—	2,042
Bally's Chicago Lease	—	15,000	—	—	15,000	(15,000)	—	—	—
Total	$903,969	$148,588	$54,429	$11,142	$1,118,128	$20,235	$28,605	$20,753	$1,187,721

(1) Includes $0.2 million of tenant improvement allowance amortization.

Reconciliation of Net income (GAAP) to FFO, FFO to AFFO, and AFFO to Adjusted EBITDA
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income	$248,481	$190,100	$575,000	$584,038
Gains from dispositions of property, net of tax	—	(3,790)	(125)	(3,790)
Real estate depreciation	66,985	64,289	200,263	193,943
Funds from operations	$315,466	$250,599	$775,138	$774,191
Straight-line rent and deferred rent adjustments (1)	(5,390)	(14,682)	(20,235)	(46,262)
Other depreciation	488	482	1,457	1,450
Provision (benefit) for credit losses, net	(37,363)	27,686	55,611	47,194
Amortization of land rights	4,270	3,276	12,810	9,828
Amortization of debt issuance costs, bond premiums and original issuance discounts	3,425	2,803	9,884	8,172
Capitalized interest	(3,652)	(857)	(10,668)	(857)
Stock based compensation	1,551	5,463	16,565	19,010
Losses on debt extinguishment	3,783	—	3,783	—
Severance charge	6,320	—	6,320	—
Accretion on investment in leases, financing receivables	(6,991)	(7,093)	(20,753)	(21,753)
Non-cash adjustment to financing lease liabilities	112	112	317	358
Capital maintenance expenditures (2)	—	453	(157)	(99)
Adjusted funds from operations	$282,019	$268,242	$830,072	$791,232
Interest, net (3)	83,552	80,047	255,277	234,697
Income tax expense	560	515	1,669	1,564
Capital maintenance expenditures (2)	—	(453)	157	99
Amortization of debt issuance costs, bond premiums and original issuance discounts	(3,425)	(2,803)	(9,884)	(8,172)
Capitalized interest	3,652	857	10,668	857
Adjusted EBITDA	$366,358	$346,405	$1,087,959	$1,020,277

FFO, per diluted common share and OP/LTIP units	$1.08	$0.89	$2.70	$2.76
AFFO, per diluted common share and OP/LTIP units	$0.97	$0.95	$2.89	$2.82

Weighted average number of common shares and OP/LTIP units outstanding
Diluted common and restricted shares	283,502,768	274,798,368	278,800,590	272,851,372
Diluted OP/LTIP units	8,323,931	8,087,630	8,319,581	8,030,568
Diluted common shares and diluted OP/ LTIP units	291,826,699	282,885,998	287,120,171	280,881,940

(1) The three and nine month periods ended September 30, 2025 and September 30, 2024 both include $0.1 million and $0.2 million of tenant improvement allowance amortization, respectively.

(2) Capital maintenance expenditures are expenditures to replace existing fixed assets with a useful life greater than one year that are obsolete, worn out or no longer cost effective to repair.

(3) Exclude a non-cash interest expense gross up related to certain ground leases.

Reconciliation of Cash Net Operating Income
Gaming and Leisure Properties, Inc. and Subsidiaries
CONSOLIDATED
(in thousands, except per share and share data) (unaudited)

	Three Months Ended September 30, 2025	Nine Months Ended September 30, 2025
Adjusted EBITDA	$366,358	$1,087,959
General and administrative expenses	16,552	51,172
Stock based compensation	(1,551)	(16,565)
Severance charge	(6,320)	(6,320)
Cash net operating income (1)	$375,039	$1,116,246

(1) Cash net operating income is cash rental income and interest on real estate loans less cash property level expenses.

Gaming and Leisure Properties, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Assets
Real estate investments, net	$8,140,928	$8,148,719
Investment in leases, financing receivables, net	2,312,640	2,333,114
Investment in leases, sales-type, net	248,325	254,821
Real estate loans, net	176,882	160,590
Right-of-use assets and land rights, net	1,077,052	1,091,783
Cash and cash equivalents	751,715	462,632
Held to maturity investment securities	—	560,832
Other assets	79,029	63,458
Total assets	$12,786,571	$13,075,949

Liabilities
Accounts payable and accrued expenses	$6,704	$5,802
Accrued interest	55,023	105,752
Accrued salaries and wages	8,446	7,154
Operating lease liabilities	243,095	244,973
Financing lease liabilities	61,105	60,788
Long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts	7,201,213	7,735,877
Deferred rental revenue	208,075	228,508
Other liabilities	47,059	41,571
Total liabilities	7,830,720	8,430,425

Equity
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued or outstanding at September 30, 2025 and December 31, 2024)	—	—
Common stock ($.01 par value, 500,000,000 shares authorized, 283,008,342 and 274,422,549 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively)	2,830	2,744
Additional paid-in capital	6,609,678	6,209,827
Accumulated deficit	(2,037,129)	(1,944,009)
Accumulated other comprehensive income	927	—
Total equity attributable to Gaming and Leisure Properties	4,576,306	4,268,562
Noncontrolling interests in GLPI's Operating Partnership (8,224,939 units outstanding at September 30, 2025 and December 31, 2024, respectively)	379,545	376,962
Total equity	4,955,851	4,645,524
Total liabilities and equity	$12,786,571	$13,075,949

Debt Capitalization

The Company’s debt structure as of September 30, 2025 was as follows:

	Years to Maturity	Interest Rate	Balance
			(in thousands)
Unsecured $2,090 Million Revolver Due December 2028	3.2	5.458%	332,455
Term Loan Credit Facility due September 2027	1.9	5.458%	600,000
Senior Unsecured Notes Due June 2028	2.7	5.750%	500,000
Senior Unsecured Notes Due January 2029	3.3	5.300%	750,000
Senior Unsecured Notes Due January 2030	4.3	4.000%	700,000
Senior Unsecured Notes Due January 2031	5.3	4.000%	700,000
Senior Unsecured Notes Due January 2032	6.3	3.250%	800,000
Senior Unsecured Notes Due February 2033	7.4	5.250%	600,000
Senior Unsecured Notes Due December 2033	8.2	6.750%	400,000
Senior Unsecured Notes Due September 2034	9.0	5.625%	800,000
Senior Unsecured Notes Due November 2037	12.1	5.750%	700,000
Senior Unsecured Notes Due September 2054	29.0	6.250%	400,000
Other	0.9	4.780%	174
Total long-term debt			7,282,629
Less: unamortized debt issuance costs, bond premiums and original issuance discounts			(81,416)
Total long-term debt, net of unamortized debt issuance costs, bond premiums and original issuance discounts			7,201,213
Weighted average	7.2	5.083%

Rating Agency - Issue Rating

Rating Agency	Rating
Standard & Poor's	BBB-
Fitch	BBB-
Moody's	Ba1

Funding commitments

As of September 30, 2025, we have entered into various commitments or call rights to finance/acquire future investments in gaming and related facilities for our tenants. These are detailed in the table below. Our tenants retain the option to decline our financing for certain projects and may seek alternative financing solutions. The inclusion of a commitment in this disclosure does not guarantee that the financing will be utilized by the tenant in circumstances where a tenant has the option.

Description	Maximum Commitment amount	Amount funded at September 30, 2025
Relocation of Hollywood Casino Aurora (1)	$225 million	None
Relocation of Hollywood Casino Joliet	$130 million	$130.0 million
Construction of a hotel tower at the M Resort (2)	$150 million	None
Construction of a hotel at Hollywood Casino Columbus	$70 million	None
Funding associated with a landside move at Ameristar Casino Council Bluffs	(3)	None
Potential transaction at the former Tropicana Las Vegas site with Bally's	$175 million	$48.5 million
Real estate construction costs for Bally's Chicago	$940 million	None (4)
Funding and oversight of a landside move and hotel renovation at The Belle	$111 million	$75.6 million
Construction costs for a landside development project at Casino Queen Marquette	$16.5 million	$5.1 million
Ione Loan to fund a new casino development near Sacramento, California	$110 million	$39.3 million
Call right to acquire Bally's Lincoln	$735 million	None

(1)    PENN anticipates completing the relocation of its riverboat casino in Aurora to a land based facility in the first half of 2026. The Company will fund $225 million at a 7.75% capitalization rate.

(2)     In August 2025, PENN requested $150 million for its M Resort hotel tower project which will be subject to a capitalization rate of 7.79% which GLPI expects to fund on November 3, 2025.

(3)    The Company has agreed to fund, if requested by PENN at their sole discretion, on or before March 31, 2029, construction improvements in an amount not to exceed the greater of (i) the hard costs associated with the project and (ii) $150.0 million.

(4)    In October 2025, the Company funded $125.4 million at an 8.5% cap rate for Bally's Chicago.

We seek to provide an opportunity to invest in the growth opportunities afforded by the gaming industry, with the stability and cash flow opportunities of a REIT. Our primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements. Under these arrangements, in addition to rent, the tenants are required to pay the following executory costs: (1) all facility maintenance, (2) all insurance required in connection with the leased properties and the business conducted on the leased properties, including coverage of the landlord's interests, (3) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor) and (4) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Property and lease information

The Company has disclosed the following key terms of its Master Leases and Single Property Leases in the tables below, along with the properties within each lease at September 30, 2025. We believe the following key terms are important for users of our financial statements to understand.

•The coverage ratio is a defined term in each respective lease agreement with our tenants and represents the ratio of Adjusted EBITDAR to rent expense for the properties contained within each lease. Adjusted EBITDAR is defined in each respective lease but is generally consistent with the Company's definition of Adjusted EBITDA plus rent expense paid to GLPI.

•Certain leases have a minimum escalator coverage ratio governor as disclosed below. Before a rent escalation of up to 2% on the building base rent component of each lease can occur, the minimum coverage ratio for these leases needs to be 1.8 to 1 for the applicable lease year.

•The reported coverage ratios below with respect to our tenants' rent coverage over the trailing twelve months were provided by our tenants for the most recently available time period. GLPI has not independently verified the accuracy of the tenants' information and therefore makes no representation as to its accuracy. Rent coverage ratios are neither reported for ground leases and development projects nor on leases that have been in effect for less than twelve months.

Master Leases
	Penn 2023 Master Lease		Amended Penn Master Lease
Operator	PENN		PENN
Properties	Hollywood Casino Aurora	Aurora, IL	Hollywood Casino Lawrenceburg	Lawrenceburg, IN
	Hollywood Casino Joliet	Joliet, IL	Argosy Casino Alton	Alton, IL
	Hollywood Casino Toledo	Toledo, OH	Hollywood Casino at Charles Town Races	Charles Town, WV
	Hollywood Casino Columbus	Columbus, OH	Hollywood Casino at Penn National Race Course	Grantville, PA
	M Resort	Henderson, NV	Hollywood Casino Bangor	Bangor, ME
	Hollywood Casino at the Meadows	Washington, PA	Zia Park Casino	Hobbs, NM
	Hollywood Casino Perryville	Perryville, MD	Hollywood Casino Gulf Coast	Bay St. Louis, MS
			Argosy Casino Riverside	Riverside, MO
			Hollywood Casino Tunica	Tunica, MS
			Boomtown Biloxi	Biloxi, MS
			Hollywood Casino St. Louis	Maryland Heights, MO
			Hollywood Gaming Casino at Dayton Raceway	Dayton, OH
			Hollywood Gaming Casino at Mahoning Valley Race Track	Youngstown, OH
			1st Jackpot Casino	Tunica, MS
Commencement Date	1/1/2023		11/1/2013
Lease Expiration Date	10/31/2033		10/31/2033
Remaining Renewal Terms	15 (3x5 years)		15 (3x5 years)
Corporate Guarantee	Yes		Yes
Master Lease with Cross Collateralization	Yes		Yes
Technical Default Landlord Protection	Yes		Yes
Default Adjusted Revenue to Rent Coverage	1.1		1.1
Competitive Radius Landlord Protection	Yes		Yes
Escalator Details
Yearly Base Rent Escalator Maximum	1.5% (1)		2%
Coverage ratio at June 30, 2025	1.88		2.13
Minimum Escalator Coverage Governor	N/A		1.8
Yearly Anniversary for Realization	November		November
Percentage Rent Reset Details
Reset Frequency	N/A		5 years
Next Reset	N/A		Nov-28
(1)    In addition to the annual escalation, a one-time annualized increase of $1.4 million occurs on November 1, 2027.

Master Leases
	Amended Pinnacle Master Lease		Bally's Master Lease
Operator	PENN		Bally's
Properties	Ameristar Black Hawk	Black Hawk, CO	Bally's Evansville	Evansville, IN
	Ameristar East Chicago	East Chicago, IN	Bally's Dover Casino Resort	Dover, DE
	Ameristar Council Bluffs	Council Bluffs, IA	Black Hawk (Black Hawk North, West and East casinos)	Black Hawk, CO
	L'Auberge Baton Rouge	Baton Rouge, LA	Quad Cities Casino & Hotel	Rock Island, IL
	Boomtown Bossier City	Bossier City, LA	Bally's Tiverton Hotel & Casino	Tiverton, RI
	L'Auberge Lake Charles	Lake Charles, LA	Hard Rock Casino and Hotel Biloxi	Biloxi, MS
	Boomtown New Orleans	New Orleans, LA
	Ameristar Vicksburg	Vicksburg, MS
	River City Casino & Hotel	St. Louis, MO
	Jackpot Properties (Cactus Petes and Horseshu)	Jackpot, NV
	Plainridge Park Casino	Plainridge, MA
Commencement Date	4/28/2016		6/3/2021
Lease Expiration Date	4/30/2031		6/2/2036
Remaining Renewal Terms	20 (4x5 years)		20 (4x5 years)
Corporate Guarantee	Yes		Yes
Master Lease with Cross Collateralization	Yes		Yes
Technical Default Landlord Protection	Yes		Yes
Default Adjusted Revenue to Rent Coverage	1.2		1.35 (1)
Competitive Radius Landlord Protection	Yes		Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%		(2)
Coverage ratio at June 30, 2025	1.69 (3)		2.00
Minimum Escalator Coverage Governor	1.8		N/A
Yearly Anniversary for Realization	May		June
Percentage Rent Reset Details
Reset Frequency	2 years		N/A
Next Reset	May-26		N/A
(1)    If the tenant's parent's net leverage is greater than 5.5 to 1, then the adjusted revenue to rent coverage for the last two consecutive fiscal quarters on a cumulative basis for the preceding two consecutive test periods must be at least 1.35. If the tenant's parent's net leverage is equal to or less than 5.5 to 1, then the ratio shall be reduced to 1.2.
(2)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(3)    Coverage ratio for escalation purposes excludes adjusted revenue and rent attributable to the Plainridge Park facility as well as certain other fixed rent amounts.

Master Leases
	Bally's Master Lease II		Casino Queen Master Lease
Operator	Bally's		Bally's
Properties	Bally's Kansas City	Kansas City, MO	Casino Queen Marquette	Marquette, IA
	Bally's Shreveport	Shreveport, LA	Belle of Baton Rouge	Baton Rouge, LA
	Draft Kings at Casino Queen (4)	East St. Louis, IL
	The Queen Baton Rouge (4)	Baton Rouge, LA
Commencement Date	12/16/2024		12/17/2021
Lease Expiration Date	12/15/2039		12/31/2036
Remaining Renewal Terms	20 (4x5 years)		20 (4x5 years)
Corporate Guarantee	Yes		(5)
Master Lease with Cross Collateralization	Yes		Yes
Technical Default Landlord Protection	Yes		Yes
Default Adjusted Revenue to Rent Coverage	1.35 (1)		1.35 (1)
Competitive Radius Landlord Protection	Yes		Yes
Escalator Details
Yearly Base Rent Escalator Maximum	(2)		(3)
Coverage ratio at June 30, 2025	2.78		N/A
Minimum Escalator Coverage Governor	N/A		N/A
Yearly Anniversary for Realization	December		December
Percentage Rent Reset Details
Reset Frequency	N/A		N/A
Next Reset	N/A		N/A

(1)    If the tenant's parent's net leverage is greater than 5.5 to 1, then the adjusted revenue to rent coverage for the last two consecutive fiscal quarters on a cumulative basis for the preceding two consecutive test periods must be at least 1.35. If the tenant's parent's net leverage is equal to or less than 5.5 to 1, then the ratio shall be reduced to 1.2. For the Casino Queen Master Lease the test begins on the first anniversary after both development projects are completed and open to the public.
(2)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(3)    Rent increases by 0.5% for the first six years. Beginning in the seventh lease year through the remainder of the lease term, if the CPI increases by at least 0.25% for any lease year then annual rent shall be increased by 1.25%, and if the CPI is less than 0.25% then rent will remain unchanged for such lease year.

(4)    These properties were transferred to Bally's Master II and the associated annual rental income of $28.9 million was reallocated from the Casino Queen Master Lease to Bally's Master Lease II. The Bally's Master Lease II rent coverage ratio has been restated on a proforma basis.

(5)    If a default were to occur under the Casino Queen Master Lease, the Company has the right under the terms of the lease to elect to amend Bally’s Master Lease II and place the assets into it, which carries a corporate guarantee.

Master Leases
	Boyd Master Lease		Caesars Amended and Restated Master Lease
Operator	Boyd		Caesars
Properties	Belterra Casino Resort	Florence, IN	Tropicana Atlantic City	Atlantic City, NJ
	Ameristar Kansas City	Kansas City, MO	Tropicana Laughlin	Laughlin, NV
	Ameristar St. Charles	St. Charles, MO	Trop Casino Greenville	Greenville, MS
			Isle Casino Hotel Bettendorf	Bettendorf, IA
			Isle Casino Hotel Waterloo	Waterloo, IA
Commencement Date	10/15/2018		10/1/2018
Lease Expiration Date	4/30/2031		9/30/2038
Remaining Renewal Terms	20 (4x5 years)		20 (4x5 years)
Corporate Guarantee	No		Yes
Master Lease with Cross Collateralization	Yes		Yes
Technical Default Landlord Protection	Yes		Yes
Default Adjusted Revenue to Rent Coverage	1.4		1.2
Competitive Radius Landlord Protection	Yes		Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%		1.75% (1)
Coverage ratio at June 30, 2025	2.46		1.75
Minimum Escalator Coverage Governor	1.8		N/A
Yearly Anniversary for Realization	May		October
Percentage Rent Reset Details
Reset Frequency	2 years		N/A
Next Reset	May-26		N/A
(1)    Building base rent will be increased by 1.75% in the 7th and 8th lease year and 2% in the 9th lease year and each year thereafter.

Master Leases
	Pennsylvania Live! Master Lease		Strategic Gaming Leases (1)
	Cordish		Strategic
Properties	Live! Casino & Hotel Philadelphia	Philadelphia, PA	Silverado Franklin Hotel & Gaming Complex	Deadwood, SD
	Live! Casino Pittsburgh	Greensburg, PA	Deadwood Mountain Grand Casino	Deadwood, SD
			Baldini's Casino	Sparks, NV
Commencement Date	3/1/2022		5/16/2024
Lease Expiration Date	2/28/2061		5/31/2049
Remaining Renewal Terms	21 (1x11 years, 1x10 years)		20 (2x10 years)
Corporate Guarantee	No		Yes
Master Lease with Cross Collateralization	Yes		Yes
Technical Default Landlord Protection	Yes		Yes
Default Adjusted Revenue to Rent Coverage	1.4		1.4 (2)
Competitive Radius Landlord Protection	Yes		Yes
Escalator Details
Yearly Base Rent Escalator Maximum	1.75%		2% (2)
Coverage ratio at June 30, 2025	2.50		1.82 (3)
Minimum Escalator Coverage Governor	N/A		N/A
Yearly Anniversary for Realization	March		Jun-26
Percentage Rent Reset Details
Reset Frequency	N/A		N/A
Next Reset	N/A		N/A
(1)    Consists of two leases that are cross collateralized and co-terminus with each other.
(2)    The default adjusted revenue to rent coverage declines to 1.25 if the tenant's adjusted revenues total $75 million or more. Annual rent escalates at 2% beginning in year three of the lease and in year 11 escalates based on the greater of 2% or CPI, capped at 2.5%.
(3)    Coverage ratio above is proforma for the acquisition of the real estate assets of Sunland Park which closed on October 15, 2025.

Single Property Leases
	Belterra Park Lease	Horsehoe St Louis Lease	Morgantown Lease	MD Live! Lease
Operator	Boyd	Caesars	PENN	Cordish
Properties	Belterra Park Gaming & Entertainment Center	Horseshoe St. Louis	Hollywood Casino Morgantown	Live! Casino & Hotel Maryland
	Cincinnati, OH	St. Louis, MO	Morgantown, PA	Hanover, MD
Commencement Date	10/15/2018	9/29/2020	10/1/2020	12/29/2021
Lease Expiration Date	04/30/2031	10/31/2033	10/31/2040	12/31/2060
Remaining Renewal Terms	20 (4x5 years)	20 (4x5 years)	30 (6x5 years)	21 (1x11 years, 1x10 years)
Corporate Guarantee	No	Yes	Yes	No
Technical Default Landlord Protection	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.4	1.2	N/A	1.4
Competitive Radius Landlord Protection	Yes	Yes	N/A	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	2%	1.25% (1)	1.25% (2)	1.75%
Coverage ratio at June 30, 2025	3.06	1.97	N/A	3.56
Minimum Escalator Coverage Governor	1.8	N/A	N/A	N/A
Yearly Anniversary for Realization	May	October	December	January
Percentage Rent Reset Details
Reset Frequency	2 years	N/A	N/A	N/A
Next Reset	May 2026	N/A	N/A	N/A

(1)    For the second through fifth lease years, after which time the annual escalation becomes 1.75% for the 6th and 7th lease years and then 2% for the remaining term of the lease.

(2)    If the CPI increase is at least 0.5% for any lease year, the rent for such lease year shall increase by 1.25% of rent as of the immediately preceding lease year, and if the CPI increase is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

Single Property Leases
	Tropicana Lease	Tioga Downs Lease	Rockford Lease	Chicago Lease
Operator	Bally's	American Racing and Entertainment	(managed by Hard Rock)	Bally's
Properties	Tropicana Las Vegas	Tioga Downs	Hard Rock Casino Rockford	Bally's Chicago Development
	Las Vegas, NV	Nichols, NY	Rockford, IL	Chicago, IL
Commencement Date	9/26/2022	2/6/2024	8/29/2023	7/18/2025
Lease Expiration Date	9/25/2072	2/28/2054	8/31/2122	7/31/2040
Remaining Renewal Terms	49 (1 x 24 years, 1 x 25 years)	32 years and 10 months (2x10 years, 1x12 years and 10 months)	None	20 (4 x 5 years)
Corporate Guarantee	Yes	Yes	No	Yes
Technical Default Landlord Protection	Yes	Yes	Yes	Yes
Default Adjusted Revenue to Rent Coverage	1.35 (1)	1.4	1.4	1.35 (1)
Competitive Radius Landlord Protection	Yes	Yes	Yes	Yes
Escalator Details
Yearly Base Rent Escalator Maximum	(2)	1.75% (3)	2%	(2)
Coverage ratio at June 30, 2025	N/A	1.98	N/A	N/A
Minimum Escalator Coverage Governor	N/A	N/A	N/A	N/A
Yearly Anniversary for Realization	October	March	September	August
Percentage Rent Reset Details
Reset Frequency	N/A	N/A	N/A	N/A
Next Reset	N/A	N/A	N/A	N/A

(1)    If the tenant's parent's net leverage is greater than 5.5 to 1, then the adjusted revenue to rent coverage for the last two consecutive fiscal quarters on a cumulative basis for the preceding two consecutive test periods must be at least 1.35. If the tenant's parent's net leverage is equal to or less than 5.5 to 1, then the ratio shall be reduced to 1.2.

(2)    If the CPI increase is at least 0.5% for any lease year, then the rent shall increase by the greater of 1% of the rent as of the immediately preceding lease year and the CPI increase capped at 2%. If the CPI is less than 0.5% for such lease year, then the rent shall not increase for such lease year.

(3)    Increases by 1.75% beginning with the first anniversary and increases to 2% beginning in year fifteen of the lease through the remainder of the initial lease term.

Disclosure Regarding Non-GAAP Financial Measures

FFO, FFO per diluted common share and OP/LTIP units, AFFO, AFFO per diluted common share and OP/LTIP units, Adjusted EBITDA and Cash Net Operating Income ("Cash NOI"), which are detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and as internal measures of business operating performance, which is used for a bonus metric. These metrics are presented assuming full conversion of limited partnership units to common shares and therefore before the income statement impact of non-controlling interests. The Company believes FFO, FFO per diluted common share and OP/LTIP units, AFFO, AFFO per diluted common share and OP/LTIP units, Adjusted EBITDA and Cash NOI provide a meaningful perspective of the underlying operating performance of the Company’s current business.  This is especially true since these measures exclude real estate depreciation and we believe that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. Cash NOI is cash rental income and interest on real estate loans less cash property level expenses. Cash NOI excludes depreciation, the amortization of land rights, real estate general and administrative expenses, other non-routine costs and the impact of certain generally accepted accounting principles (“GAAP”) adjustments to rental revenue, such as straight-line rent and deferred rent adjustments and non-cash ground lease income and expense. It is management's view that Cash NOI is a performance measure used to evaluate the operating performance of the Company’s real estate operations and provides investors relevant and useful information because it reflects only income and operating expense items that are incurred at the property level and presents them on an unleveraged basis.

FFO, FFO per diluted common share and OP/LTIP units, AFFO, AFFO per diluted common share and OP/LTIP units, Adjusted EBITDA and Cash NOI are non-GAAP financial measures that are considered supplemental measures for the real estate industry and a supplement to GAAP measures. NAREIT defines FFO as net income (computed in accordance with GAAP), excluding (gains) or losses from dispositions of property, net of tax and real estate depreciation.  We have defined AFFO as FFO excluding, as applicable to the particular period, stock based compensation expense, the amortization of debt issuance costs, bond premiums and original issuance discounts, other depreciation, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, straight-line rent and deferred rent adjustments, losses on debt extinguishment, severance charges, capitalized interest and provision (benefit) for credit losses, net, reduced by capital maintenance expenditures. We have defined Adjusted EBITDA as net income excluding, as applicable to the particular period, interest, net, income tax expense, real estate depreciation, other depreciation, (gains) or losses from dispositions of property, net of tax, stock based compensation expense, straight-line rent and deferred rent adjustments, the amortization of land rights, accretion on investment in leases, financing receivables, non-cash adjustments to financing lease liabilities, losses on debt extinguishment, severance charges, and provision (benefit) for credit losses, net. Finally, we have defined Cash NOI as Adjusted EBITDA excluding general and administrative expenses other than stock based compensation expense and severance charges.

FFO, FFO per diluted common share and OP/LTIP units, AFFO, AFFO per diluted common share and OP/LTIP units, Adjusted EBITDA and Cash NOI are not recognized terms under GAAP. These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as an indication of our ability to fund all of our cash needs, including to make cash distributions to our shareholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per diluted common share and OP/LTIP units, AFFO, AFFO per diluted common share and OP/LTIP units, Adjusted EBITDA and Cash NOI, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, including coverage of the landlord's interests taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding our future growth and cash flows in 2025 and beyond, 2025 AFFO guidance, the future issuance of securities and the Company benefiting from 2024 portfolio additions and recently completed transactions. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability of GLPI or its partners to successfully complete construction of various casino projects currently under development for which GLPI has agreed to provide construction development funding, including Bally’s Chicago, and the ability and willingness of GLPI’s partners to meet and/or perform their respective obligations under the applicable construction financing and/or development documents; the impact that higher inflation and interest rates and uncertainty with respect to the future state of the economy could have on discretionary consumer spending, including the casino operations of our tenants; unforeseen consequences related to U.S. government economic, monetary or trade policies and stimulus packages on inflation rates, interest rates and economic growth; the ability of GLPI’s tenants to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including, without limitation, to satisfy obligations under their existing credit facilities and other indebtedness; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease the respective properties on favorable terms; the degree and nature of GLPI's competition; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI's planned acquisitions or projects; the potential of a new pandemic or similar national health crisis, including its effect on the ability or desire of people to gather in large groups (including in casinos), which could impact GLPI’s financial results, operations, outlooks, plans, goals, growth, cash flows, liquidity, and stock price; GLPI's ability to maintain its status as a REIT, given the highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist, where even a technical or inadvertent violation could jeopardize REIT qualification and where requirements may depend in part on the actions of third parties over which GLPI has no control or only limited influence; GLPI's ability to satisfy certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis in order for GLPI to maintain its REIT status; the ability and willingness of GLPI’s tenants and other third parties to meet and/or perform their obligations under their respective contractual arrangements with GLPI, including lease and note requirements and in some cases, their obligations to indemnify, defend and hold GLPI harmless from and against various claims, litigation and liabilities; the ability of GLPI’s tenants to comply with laws, rules and regulations in the operation of GLPI’s properties, to deliver high quality services, to attract and retain qualified personnel and to attract customers; GLPI's ability to generate sufficient cash flows to service and comply with financial covenants under GLPI’s outstanding indebtedness; GLPI's ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI, including for the satisfaction of GLPI's funding commitments to the extent drawn by its partners, acquisitions or refinancings due to maturities; adverse changes in GLPI’s credit rating; the availability of qualified personnel and GLPI’s ability to retain its key management personnel; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to real estate, REITs or to the gaming, lodging or hospitality industries; changes in accounting standards; the impact of weather or climate events or conditions, natural disasters, acts of terrorism and other international hostilities, war (including the current conflict between Russia and Ukraine and conflicts in the Middle East) or political instability; the risk that the historical financial statements included herein do not reflect what the business, financial position or results of operations of GLPI may be in the future; other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact
Gaming and Leisure Properties, Inc.	Investor Relations
Carlo Santarelli, SVP Corporate Strategy & Investor Relations	Joseph Jaffoni at JCIR
610/378-8232	212/835-8500
investorinquiries@glpropinc.com	glpi@jcir.com